Exhibit 1.01
Conflict Minerals Report of Workhorse Group Inc.

For the year ended December 31, 2025

in accordance with Rule 13p-1 under the Securities Exchange Act of 1934

This Conflict Minerals Report (this “Report”) of Workhorse Group Inc. (the “Company”) has been prepared pursuant to Rule 13p-1 and Form SD (the “Rule”) promulgated under the Securities Exchange Act of 1934, as amended, for the reporting period January 1, 2025 to December 31, 2025 (the “Reporting Period”). For the purposes of this Report, “Conflict Minerals” are defined as cassiterite, columbite-tantalite (coltan), gold, wolframite, and their derivatives which are limited to tin, tantalum, and tungsten. The “Covered Countries” for the purposes of the Rule and this Report are the Democratic Republic of the Congo (the “DRC”), the Republic of the Congo, the Central African Republic, South Sudan, Uganda, Rwanda, Burundi, Tanzania, Zambia and Angola. As described in this Report, the Company manufactures products for which Conflict Minerals are necessary to their functionality. These products are collectively referred to in this Report as the “Covered Products.”

Description of the Company’s Products Covered by this Report

The Company is an American technology company with a vision to pioneer the transition to zero-emission commercial trucks. Its primary focus is to provide robust, sustainable and cost-effective solutions to the commercial transportation sector. The Company designs, develops, manufactures and sells fully electric trucks. This Report relates to Covered Products for which manufacture for sale was completed during the Reporting Period.

Conflict Free Minerals Policy

The Company’s conflict free minerals policy communicates that our direct suppliers obtain materials from environmentally and socially responsible source, including conflict free sources within the Covered Countries (available at https://ir.workhorse.com/corporate-governance/company-policies).

In-Scope Products

As part of its overall supplier due diligence process, the Company identified which of its products could potentially contain Conflict Minerals. These products were components in the Company’s electric delivery trucks. During the Reporting Period, the Company primarily sold trucks from its existing inventory instead of manufacturing new trucks. Most of those trucks were manufactured prior to the Reporting Period. As a result, the Company largely relied on its historical diligence of suppliers and focused its diligence efforts on suppliers that were new to the Company during the Reporting Period. For these new suppliers, the Company conducted a reasonable country of origin inquiry (“RCOI”) and further due diligence to assess the sourcing of the Covered Products.

Reasonable Country of Origin Inquiry

In accordance with the Rule, the Company conducted an RCOI for relevant suppliers of Covered Products who were new to the Company during the Reporting Period to determine whether any of the Conflict Minerals originated from the Covered Countries. In conducting the RCOI, the Company used various measures, including completion of the Responsible Minerals Initiative (“RMI”), formerly the Conflict-Free Sourcing Initiative, Conflict Minerals Reporting Template (“CMRT”), to verify that Conflict Minerals are not mined in Covered Countries. Among the

Exhibit 1.01
purposes of this request for information from suppliers was to identify, if possible, the supply chain, including smelters and refiners, that contribute refined Conflict Minerals to the Company’s products, and to obtain information from those identified suppliers regarding whether any of the components they provided originated from Covered Countries.

The Company’s Due Diligence Process

In accordance with the Rule, the Company exercised due diligence measures on the source and chain of custody of Conflict Minerals in its products. The Company’s due diligence measures are designed to conform, in all material respects, with the framework in the Organization for Economic Co-operation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, Third Edition, 2016 (“OECD”). The due diligence measures that the Company performed included, but were not limited to, the following:

•The Company has a Conflict Minerals policy for which the Company’s support of eliminating the use of Conflict Minerals sourced in areas not designated as conflict-free is formally stated and communicated to its suppliers and the public;

•The Company assessed its products and suppliers in order to identify suppliers that provide products to the Company that may contain Conflict Minerals;

•In conducting its due diligence, the Company aggregated and reviewed documentation for its suppliers;

•The Company’s risk management approach includes due diligence reviews of suppliers that may be sourcing Conflict Minerals from Covered Countries;

•The Company monitors and tracks suppliers identified as not meeting the requirements set forth in the Company’s Conflict Minerals sourcing policy to determine their progress in meeting those requirements; and

•If it is determined that a supplier does use minerals from smelters or refiners that have not received a “conflict-free” designation by the RMI, specific supplier corrective actions will be taken and will vary depending on factors, such as supplier size, risk level and supplier capabilities. These actions may include looking for alternative suppliers or materials.
The Company does not have any direct relationships with smelters or refiners that process Conflict Minerals, and it does not perform or direct audits of these entities within its supply chain. The Company’s due diligence efforts instead rely on cross-industry initiatives, such as the RMI, to conduct audits of smelters’ and refiners’ due diligence practices.

The Company files a Form SD and Conflict Minerals Report with the SEC on an annual basis. In accordance with the Rule, this report is publicly available on the investor relations page of the Company’s website at https://ir.workhorse.com/sec-filings/.

Exhibit 1.01
Determination

A.    Results of the Company’s Due Diligence
The Company’s supply chain with respect to the Covered Products is complex, and the Company, as a purchaser of components is many steps removed from the extraction and transport of the Conflict Minerals. As a result, tracing these minerals to their sources is a challenge that requires the Company to enlist its suppliers in its efforts to achieve supply chain transparency, including its effort to obtain information regarding the origin of the Conflict Minerals. The information provided by suppliers may be inaccurate or incomplete or subject to other irregularities. In addition, because of the Company’s relative location within the supply chain in relation to the actual extraction and transport of Conflict Minerals, its ability to verify the accuracy of information reported by its suppliers is limited. Accordingly, the Company can provide only reasonable, not absolute, assurance regarding the source and chain of custody of the Conflict Minerals in the Covered Products.

Through its due diligence procedures, the Company identified 132 in-scope suppliers, including 55 new suppliers for the Reporting Period. Based on the information provided by suppliers pursuant to the due diligence process and the Company’s review, the Company does not have sufficient information with respect to the Covered Products to reliably determine the countries of origin of all of the Conflict Minerals in the Covered Products. However, based on the information that has been obtained from suppliers, the Company is not aware of any of its suppliers having sourced any Conflict Minerals contained in any Covered Products from any Covered Country.

B.    Continuous improvement efforts to mitigate risk
During 2026, the Company intends to continue to enhance its due diligence procedures to further mitigate the risk that Conflict Minerals used in the Company’s products may finance or benefit armed groups in the Covered Countries. These procedures include the following:

•Engaging with direct suppliers with the aim of continuously improving the completeness and quality of information provided, including continuing to request all in-scope suppliers to complete the information included in the CMRT to the extent that they have not already;

•Working with direct suppliers that source from unknown countries to encourage them to use CMRTs with their suppliers;

•Communicating a policy whereby suppliers that do not improve their responses in a timely fashion will be evaluated for potential removal from the Company’s supply chain;

•Analyzing the applicability of the Rule to any new suppliers joining the Company’s supply chain, and including them in due diligence and reporting in accordance with the timeline set out by the Rule; and

•Continuing to emphasize the importance of verifying the source of smelted and/or refined Conflict Minerals supplied to the Company in an effort to eliminate the use of those not designated as “conflict-free” by the RMI.

Exhibit 1.01
Forward-Looking Statements

Certain statements contained in or incorporated by reference into this Report may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions, although not all forward-looking statements contain these identifying words. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Risks and uncertainties that could cause or contribute to such differences include, without limitation, those described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 and subsequent filings with the Securities and Exchange Commission. We undertake no obligation to update publicly or revise any forward-looking statements. You should not rely upon forward-looking statements as predictions of future events or performance. The documents available on, and the contents of, our website are not incorporated by reference into this Report.
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